Exhibit 10.1

AMENDMENT 1 TO EMPLOYMENT

This first amendment (“Amendment”) to the Employment Agreement with the effective date of January 2, 2020 (“Agreement”) by and between Aviat Networks, Inc. (“Aviat”) and Peter Smith ("Smith") is entered into effective May 17, 2021 (the “Effective Date”).

For valuable consideration, including the promises and covenants provided in this Amendment, Aviat and Smith agree as follows:

1.     Section 3(a), “Salary”, is hereby amended by deleting the first sentence of that section and replacing it with the following:

    “Effective on January 4, 2021, you will be paid a base salary of $500,000 per year (“Base Salary”), less applicable taxes and withholdings, in accordance with the Company’s normal payroll procedures and applicable law.”

2.     Section 4(c), “Relocation”, is hereby amended by adding the following sentence to the section 4(c):

    “The Company will also reimburse you for storage of your household goods due to the relocation to Austin for up to six months.”

3.     Section 5(g), “Termination or Resignation For Good Reason Following a Change of Control”, is here by amended by deleting the following sentence from the section:

    “The total cash compensation pursuant to this section shall not exceed $750,000.”

Except as specifically provided for in this Amendment, all terms of the Agreement shall otherwise remain in full force and effect as they were prior to execution of this Amendment, and this Amendment shall be read as if it were part of the Agreement.

Aviat Networks, Inc.                Peter Smith

By: _/s/ Eric Chang ________        By: _/s/ Peter A. Smith_________

Name: Eric Chang                Name: Peter Smith
Title: Chief Financial Officer            Title: President & Chief Executive Officer
Date: May 17, 2021                Date: May 17, 2021